NEWS RELEASE

FOR IMMEDIATE RELEASE

August 4, 2009

CAPITOL FEDERAL FINANCIAL

REPORTS THIRD QUARTER 2009 RESULTS

Topeka, KS - Capitol Federal Financial (NASDAQ: CFFN) (the “Company”) announced today results for the quarter ended June 30, 2009.  Detailed results of the quarter are available in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which will be filed today and posted on our website, http://ir.capfed.com/sec.cfm.  Highlights for the quarter include:

•	net income of $15.5 million,

•	diluted earnings per share of $0.21,

•	equity to total assets ratio of 11.1%,

•	tangible equity to assets ratio of 9.8% for Capitol Federal Savings Bank (the “Bank”), and

•	non-performing loans to total loans of 0.53%.

On July 21, 2009, the board of directors declared a $0.50 per public share dividend to stockholders of record as of August 7, 2009, payable on August 21, 2009.

Selected Financial Results and Ratios

The Company recognized net income of $15.5 million for the quarter ended June 30, 2009, compared to net income of $18.1 million for the quarter ended March 31, 2009.  Third quarter results include a $3.8 million, or $2.4 million on an after tax basis, special assessment by the Federal Deposit Insurance Corporation (“FDIC”) as part of its industry-wide program to replenish the Deposit Insurance Fund.  The following tables present selected financial results and performance ratios by quarter-end and year-to-date for fiscal year 2009 using accounting principles generally accepted in the United States of America (“GAAP”) and on a non-GAAP basis.  The non-GAAP financial results and ratios exclude the impact of the FDIC special assessment and the related income tax expense.  Management believes excluding the FDIC special assessment from selected financial results and ratios provides a more comparable basis for evaluating period-to-period operating results.

	For the Three Months Ended			For the Nine Months Ended
	June 30,	March 31,	December 31,	June 30,
Financial Results and Ratios (GAAP)	2009	2009	2008	2009
	(Dollars in thousands, except per share amounts)

Net interest and dividend income	$45,922	$45,862	$41,218	$133,002
Provision for loan losses	3,112	2,107	549	5,768
Net interest and dividend income
(after provision for loan losses)	42,810	43,755	40,669	127,234
Other income	8,232	6,936	6,642	21,849
Other expenses	26,411	21,995	22,187	70,632
Income tax expense	9,155	10,564	9,272	28,991
Net income	$15,476	$18,132	$15,852	$49,460

Efficiency ratio	48.77	41.66	46.36	45.61
Return on average assets (annualized)	0.74%	0.89%	0.79%	0.81%
Return on average equity (annualized)	6.68%	7.99%	7.22%	7.30%
Basic earnings per share	$0.21	$0.25	$0.22	$0.68
Diluted earnings per share	$0.21	$0.25	$0.22	$0.68

	For the Three Months Ended			For the Nine Months Ended
	June 30,	March 31,	December 31,	June 30,
Financial Results and Ratios (Non-GAAP)	2009	2009	2008	2009
	(Dollars in thousands, except per share amounts)

Net interest and dividend income	$45,922	$45,862	$41,218	$133,002
Provision for loan losses	3,112	2,107	549	5,768
Net interest and dividend income
(after provision for loan losses)	42,810	43,755	40,669	127,234
Other income	8,232	6,936	6,642	21,849
Other expenses(1)	22,641	21,995	22,187	66,862
Income tax expense(2)	10,556	10,564	9,272	30,384
Net income	$17,845	$18,132	$15,852	$51,837

Efficiency ratio	41.81	41.66	46.36	43.18
Return on average assets (annualized)	0.86%	0.89%	0.79%	0.84%
Return on average equity (annualized)	7.70%	7.99%	7.22%	7.65%
Basic earnings per share	$0.24	$0.25	$0.22	$0.71
Diluted earnings per share	$0.24	$0.25	$0.22	$0.71

(1) Excludes the FDIC assessment of $3.8 million for the three and nine months ended June 30, 2009.
(2) Excludes tax impact of $1.4 million for the three and nine months ended June 30, 2009 related to the FDIC assessment.

Results of Operations for the Quarter Ended June 30, 2009

Net income for the quarter ended June 30, 2009 was $15.5 million compared to $14.4 million for the same period in the prior fiscal year. The $1.1 million increase in net income was primarily a result of an $8.9 million decrease in interest expense, partially offset by a $6.6 million increase in other expenses and a $1.5 million increase in provision for loan loss.

Total interest and dividend income for the current quarter was $103.1 million compared to $102.8 million for the prior year quarter.  The $293 thousand increase was a result of an increase in interest income on loans receivable of $2.1 million, partially offset by a decrease in dividends received on Federal Home Loan Bank (“FHLB”) stock of $709 thousand, a decrease in interest income on mortgage-backed securities (“MBS”) of $658 thousand, and a decrease in interest income on cash and cash equivalents of $415 thousand.

Total interest expense for the current quarter was $57.2 million, compared to $66.1 million for the prior year quarter.  The $8.9 million decrease in interest expense was due to a decrease in interest expense on deposits of $6.5 million and interest expense on FHLB advances of $4.9 million, partially offset by a $2.5 million increase in interest expense on other borrowings.  Interest expense on deposits for the current quarter was $24.7 million compared to $31.2 million for the prior year quarter.  The $6.5 million decrease in interest expense was a result of a decrease in the average rate paid on the certificate, money market and savings deposit portfolios due to the portfolios repricing to lower market rates.  Interest expense on FHLB advances for the current quarter was $25.3 million compared to $30.2 million for the prior year quarter.  The $4.9 million decrease in interest expense was primarily a result of a decrease in the average rate as a result of the refinance of $875.0 million of advances during the current fiscal year, and a decrease in the average balance as maturing advances were replaced with repurchase agreements.  Interest expense on other borrowings was $7.1 million compared to $4.7 million in the prior year quarter.  The $2.4 million increase was due to an increase in the average balance of other borrowings due to the Bank entering into $260.0 million of repurchase agreements between the two periods.  The proceeds were used to purchase MBS and repay maturing FHLB advances.

The Bank recorded a provision for loan losses of $3.1 million in the current quarter, which reflects an increase in our purchased loan loss factors in the formula analysis and purchased loan specific valuation allowances and accounts for charge-offs during the quarter, primarily related to purchased loans.

Total other expenses for the current quarter were $26.4 million compared to $19.8 million for the prior year quarter.  The $6.6 million increase was due primarily to an increase in federal insurance premium of $5.2 million as a result of the FDIC special assessment and increases in the regular quarterly deposit insurance premiums.

Results of Operations for the Nine Months Ended June 30, 2009

Net income for the nine months ended June 30, 2009 was $49.5 million compared to $35.2 million for the same period in the prior fiscal year. The $14.3 million increase in net income was primarily a result of a $31.6 million decrease in interest expense and a $7.1 million increase in interest and dividend income, partially offset by a $10.4 million increase in other expenses, a $9.4 million increase in income tax expense, and a $4.0 million increase in provision for loan loss.

Total interest and dividend income for the nine months ended June 30, 2009 was $312.7 million compared to $305.6 million for the prior year period.  The $7.1 million increase was a result of an increase in interest income on MBS of $13.5 million and an increase in interest income on loans receivable of $4.7 million, partially offset by a decrease in interest income on investment securities of $4.9 million, a decrease in interest income on cash and cash equivalents of $3.1 million, and a decrease in dividends received on FHLB stock of $3.1 million.

Interest income on loans receivable for the nine months ended June 30, 2009 was $230.9 million compared to $226.2 million for the prior year period.  The $4.7 million increase was a result of an increase in the average balance of the loan portfolio between the two periods due primarily to loan purchases in the first quarter of fiscal year 2009, partially offset by a decrease of six basis points in weighted average yield of the portfolio to 5.62% for the current nine month period.

Interest income on MBS for the nine months ended June 30, 2009 was $75.7 million compared to $62.2 million for the prior year period.  The $13.5 million increase in interest income was primarily due to an increase in the average balance and, to a lesser extent, an increase of 5 basis points in the weighted average yield to 4.70% for the current nine month period.  The increase in the average portfolio balance was a result of purchases.  The funds for the purchases came from maturities and calls of investment securities and from new borrowings.

Interest income on investment securities for the nine months ended June 30, 2009 was $3.6 million compared to $8.5 million for the prior year period.  The $4.9 million decrease in interest income was a result of a decrease in the average balance of the portfolio and a 131 basis point decrease in the weighted average portfolio yield to 2.80% for the current nine month period.

Total interest expense for the nine months ended June 30, 2009 was $179.7 million, compared to $211.3 million in the prior year period.  The $31.6 million decrease in interest expense was primarily due to a decrease in interest expense on deposits of $28.2 million due primarily to a decrease in the average rate paid on the certificate of deposit, money market and savings portfolios due to the portfolios repricing to lower market rates.

Interest expense on FHLB advances for the current nine month period was $81.5 million compared to $96.2 million for the prior year period.  The $14.7 million decrease in interest expense was a result of the termination and maturity of the interest rate swap agreements during fiscal year 2008, maturing advances which were replaced with repurchase agreements, and a decrease in the rate due to the refinance of $875.0 million of advances during the second and third quarters of fiscal year 2009.

The Bank recorded a provision for loan losses of $5.8 million during the current nine month period, compared to a provision of $1.7 million in the prior year period.  Of the $5.8 million, $3.1 million was recorded in the current quarter as a result of an increase in our purchased loan loss factors in the formula analysis, an increase in our purchased loan specific valuation allowances and charge-offs during the quarter, primarily related to purchased loans.

Total other expenses for the current nine month period was $70.6 million compared to $60.2 million in the prior year period.  The $10.4 million increase was due to an increase in federal insurance premium of $5.4 million, an increase in other expense, net of $2.2 million, and an increase in advertising expense of $2.0 million.  The increase in federal insurance premium was a result of the FDIC special assessment and increases in the regular quarterly deposit insurance premiums.

Income tax expense for the current nine month period was $29.0 million compared to $19.6 million in the prior year period.  The increase in income tax expense was primarily due to an increase in earnings compared to the prior year period.  The effective tax rate was 37.0% for the current year period, compared to 35.8% for the prior year period.

Financial Condition as of June 30, 2009

Total assets increased from $8.06 billion at September 30, 2008 to $8.32 billion at June 30, 2009.  The $264.0 million increase in assets was primarily attributed to a $221.0 million increase in loans receivable substantially due to loan purchases.  The growth in assets during fiscal year 2009 was primarily funded by growth in deposits.  Deposits increased from $3.92 billion at September 30, 2008 to $4.18 billion at June 30, 2009.  The $251.4 million increase was primarily in the certificate of deposit and money market portfolios.  We believe the turmoil in the credit and equity markets has made deposit products in strong financial institutions, like the Bank, desirable for many customers.  In response to the economic recession, households have increased their personal savings rate which we believe has also contributed to our growth in deposits.

The balance of our non-performing loans, which are primarily one- to four-family loans, increased from $13.7 million at September 30, 2008 to $29.1 million at June 30, 2009.  Despite the increase in non-performing loans at June 30, 2009, our non-performing loans continue to remain at low levels relative to the size of our loan portfolio.  Our ratio of non-performing loans to total loans increased from 0.26% at September 30, 2008 to 0.53% at June 30, 2009.  At June 30, 2009, our allowance to loan losses was $10.2 million or 0.18% of the total loan portfolio and 35% of total non-performing loans.  This compares with an allowance for loan losses of $5.8 million or 0.11% of the total loan portfolio and 42% of total non-performing loans as of September 30, 2008.

Stockholders’ equity increased from $871.2 million at September 30, 2008 to $922.6 million at June 30, 2009.  The $51.4 million increase was due to net income of $49.5 million during fiscal year 2009 and an increase in accumulated other comprehensive gain of $29.5 million, partially offset by $33.6 million of dividend payments during fiscal year 2009.

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a “well-capitalized” status in accordance with regulatory standards.  Total equity under GAAP for the Bank was $839.9 million at June 30, 2009, or 10% of total Bank assets on that date.  As of June 30, 2009, the Bank exceeded all capital requirements of the Office of Thrift Supervision (“OTS”).  A reconciliation of the Bank’s equity under GAAP to regulatory capital amounts and total Bank assets as of June 30, 2009 is as follows (dollars in thousands):

Total equity as reported under GAAP	$839,929
Unrealized gains on available-for-sale securities	(23,511)
Other	(348)
Total tangible and core capital	816,070
Allowance for loan losses	5,848
Total risk based capital	$821,918

Total Bank assets	$8,317,668

The Bank continues to maintain access to additional liquidity by diversifying its funding sources and maintaining a strong portfolio with retail oriented deposit products.  The majority of the Bank’s investments are government-agency backed securities which are highly liquid and have not been credit impaired and are therefore available as collateral for additional borrowings or for sale if the need or unforeseen conditions warrant.  At June 30, 2009, $1.03 billion of securities were eligible but unused for collateral.

Management's Discussion of Dividends

We strive to enhance stockholder value while maintaining a strong capital position.  We continue to provide returns to stockholders through our dividend payments.  On July 21, 2009, the board of directors declared a dividend of $0.50 per share which will be paid on August 21, 2009 to stockholders of record on August 7, 2009.  Due to Capitol Federal Savings Bank MHC's (“MHC”) waiver of dividends, the dividend of $0.50 per share will be paid only on public shares.

Our cash dividend payout policy is continually reviewed by management and the board of directors.  Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, the Bank’s regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, the amount of cash at the holding company and the continued waiver of dividends by MHC.  It is expected that MHC will continue to waive future dividends except to the extent dividends are needed to fund its continuing operations.  At June 30, 2009, Capitol Federal Financial, at the holding company level, had $121.8 million in deposit accounts held at the Bank, available to further the Company's general corporate and capital management strategies, which could include the payment of dividends.

The Company has a relatively unique corporate structure; therefore, reporting of certain information under GAAP is not necessarily reflective of the process considered by the board of directors in connection with its dividend policy.  The earnings per share amounts in the following table are presented in accordance with GAAP.  Included in the GAAP earnings per share calculations are the average shares held by MHC.

The following is a reconciliation of the basic and diluted earnings per share calculations.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Dollars in thousands, except per share amounts)
Net income	$15,476	$14,355	$49,460	$35,195

Average common shares outstanding	73,071,448	72,832,039	73,065,433	72,870,800
Average committed Employee Stock Ownership
Plan (“ESOP”) shares outstanding	101,374	101,374	50,779	50,778
Total basic average common shares outstanding	73,172,822	72,933,413	73,116,212	72,921,578

Effect of dilutive Recognition and Retention Plan
(“RRP”) shares	3,842	5,240	5,626	4,295
Effect of dilutive stock options	55,832	82,132	67,663	58,784

Total diluted average common shares outstanding	73,232,496	73,020,785	73,189,501	72,984,657

Net earnings per share:
Basic	$0.21	$0.20	$0.68	$0.48
Diluted	$0.21	$0.20	$0.68	$0.48

Because of the waiver of dividends by MHC, the inclusion of shares held by MHC understates earnings available to be paid out through dividends to the Company’s public stockholders.  The following table is presented to provide a better understanding of the information the board of directors reviews when considering the amount of dividends to declare.  The table presents basic and diluted earnings per share, excluding shares held by MHC from the earnings per share calculation.  The following information is not presented in accordance with GAAP.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Dollars in thousands, except per share amounts)

Net income	$15,476	$14,355	$49,460	$35,195

Basic average common shares outstanding	73,172,822	72,933,413	73,116,212	72,921,578
Average shares held by MHC	(52,192,817)	(52,192,817)	(52,192,817)	(52,192,817)
Total adjusted basic average shares
held by public stockholders	20,980,005	20,740,596	20,923,395	20,728,761

Effect of dilutive RRP shares	3,842	5,240	5,626	4,295
Effect of dilutive stock options	55,832	82,132	67,663	58,784
Total adjusted diluted average shares
held by public stockholders	21,039,679	20,827,968	20,996,684	20,791,840

Net earnings per share, available
to public stockholders:
Basic	$0.74	$0.69	$2.36	$1.70
Diluted	$0.74	$0.69	$2.36	$1.69

The following table shows the number of shares eligible to receive dividends at June 30, 2009.  The unvested shares in the ESOP receive dividends that are recorded through compensation expense.  MHC has waived its right to dividends.

Total voting shares outstanding at September 30, 2008	74,079,868
Treasury stock acquisitions	(56,063)
RRP grants	2,500
Options exercised	71,850
Total voting shares outstanding at June 30, 2009	74,098,155
Unvested shares in ESOP	(1,008,194)
Shares held by MHC	(52,192,817)
Total shares eligible to receive dividends at June 30, 2009 (public shares)	20,897,144

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank.  Capitol Federal Savings Bank has 42 branch locations in Kansas, nine of which are in-store branches.  Capitol Federal Savings Bank employs 677 full time equivalent employees in the operation of its business and is one of the largest residential lenders in the State of Kansas.

News and other information about the Company can be found on the Internet at the Bank’s website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgment as of the date of the release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President, Investor Relations	Executive Vice President and Chief Financial Officer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com